Prospectus Supplement No. 1 (To Prospectus dated February May 14, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-142921
Stirling Acquisition Corporation
14,500,000 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 14,500,000 shares of common stock of Stirling Acquisition Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated May 14, 2007 (the “Prospectus”). You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supercedes the information contained in the Prospectus.

The information contained herein supplements the information in the Prospectus related to the Financial Statements and Supplementary Data by including our unaudited financial statements and related notes for the three months ended March 31, 2008. This prospectus supplement also contains certain other information included in our report on Form 10-Q for the quarter ended March 31, 2007.

Our report on Form 10-Q for the quarter ended March 31, 2008, reflects a total of 2,000,000 shares of our common stock issued and outstanding as of March 31, 2008.

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2008

S-1

The information set forth in the remainder of this prospectus supplement was included in Stirling Acquisition Corporation’s report on Form 10-Q for the quarter ended March 31, 2007.

PART I: FINANCIAL INFORMATION

Item 1. Financial Statements

S-2

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007 Audited
ASSETS
Current Assets:
Cash	$2,954	$3,236
Other current assets		—
Total current assets	2,954	3,236

Deferred offering costs	66,690	62,615
Total assets	$69,644	$65,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$42,726	$31,487
Long-term debt	—	—
Total liabilities	$42,726	$31,487

Stockholders’ equity
Common stock, $0.001 par value: 50,000,000 shares authorized, 2,000,000 shares outstanding at March 31, 2008 and December 31, 2007	$2,000	$2,000
Preferred stock, $0.001 par value: 10,000,000 shares authorized, no shares outstanding at March 31, 2008 and December 31, 2007	—	—
Additional paid in capital	37,140	37,140
Deficit accumulated during development stage	(12,222)	(4,777)
Total stockholder’s equity	$26,918	$34,363

Total liabilities and equity	$69,644	$65,851

The accompanying notes are an integral part of this Balance Sheet.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
STATEMENT OF OPERATIONS

			December 28,2006
	Three Months Ended	Three Months Ended	(inception) through
	March 31, 2008	March 31, 2007	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$—	$—	$—

Organization costs			1,000
General and administrative expenses	7,445	—	11,222
Total expenses	7,445	—	12,222

Deficit accumulated during development stage	$(7,445)	—	$(12,222)

Net loss per common share	$(0.00)	$(0.00)	$(0.01)

Weighted number of common shares issued and outstanding during period	2,000,000	2,000,000	2,000,000

The accompanying notes are an integral part of this Statement of Operations.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
STATEMENT OF CASH FLOW

			December 28,2006
	Three Months Ended	Three Months Ended	(inception) through
	March 31, 2008	March 31, 2007	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Deficit accumulated during development stage	$(7,445)	$—	$(12,222)
Changes in operating assets and liabilities:
Other current assets	—	—
Organization and offering costs paid by founders	—	—	15,000
Increase in accounts payable	11,239	—	42,726
Net cash used in operating activities	3,794	—	45,504

Cash flows from financing activities
Proceeds from sale of common stock to founders	—	—	20,000
Additional capital contributions from founders	—	—	4,140
Deferred offering costs	(4,075)	—	(66,690)
Net cash provided by financing activities	(4,075)	—	(42,550)

Net increase (decrease) in cash	(281)	—	2,908

Cash balance, beginning of period	$3,236	$20,000	—

Cash balance, end of period	$2,954	$20,000	$2,908

Supplemental disclosure of non-cash transactions involving direct payment of certain costs by affiliates

Proceeds from direct payment of organization costs by affiliates	—	—	$1,000
Proceeds from direct payment of deferred offering costs by affiliates	—	—	$14,000
Total non-cash transactions involving direct payments by affiliates	—	—	$15,000

The accompanying notes are an integral part of this Statement of Cash Flow

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

1. Organization and Operations

Stirling Acquisition Corporation (the “Company”) was incorporated under the laws of the State of Delaware on December 28, 2006. In connection with the organization of the Company, four executive officers purchased 2,000,000 shares of common stock for $20,000 in cash, or $.01 per share. Additionally, the officers paid approximately $1,000 in organization costs, consisting principally of filing fees and registered agent fees. In total, the Company’s initial capital was $21,000.

The Company was organized for the primary purpose of conducting a public distribution of securities and then effecting a merger, capital stock exchange or similar acquisition transaction (an “Acquisition”) with an unidentified privately held company (a “Target”). The Company’s principal business goal is to engage in an Acquisition on terms that will give its stockholders a reasonable share of the increased market value that ordinarily arises when a private company makes the transition to public ownership.

Since the Company has not yet identified a Target, persons who acquire securities in connection with the distribution will have virtually no substantive information available for advance consideration of any specific Target. The Company’s business strategy is also referred to as a “blind pool” because neither the management of the Company nor the persons who acquire securities in the distribution know what the business of the Company will be.

The Company is currently in the development stage. All activity of the Company to date relates to its organization and financing activities.

The Company has not engaged in any substantive business activities to date and has no specific plans to engage in any particular business in the future. The Company’s ability to commence operations is contingent upon completion of the distribution described in Note 2.

2. Public Distribution of Securities

The Company has received an order of effectiveness for a Form S-1 registration statement under the Securities Act of 1933 that includes

•	250,000 presently issued and outstanding shares that the Company’s existing stockholders (“founders”) will transfer to a total of 500 donees selected by them;

•	1,250,000 presently issued and outstanding shares that the Company’s founders may offer to sell to the owners of a target and other participants in an acquisition; and

•	13,000,000 shares that the Company may issue in connection with an acquisition.

The distribution described in the registration statement is subject to and will be conducted in compliance with Securities and Exchange Commission Rule 419, which was adopted to strengthen the regulation of securities offered by “blank check” companies. Rule 419 defines a blank check company as a development stage company (a) that has no specific business plan or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company and (b) is proposing to issue a “penny stock.” For purposes of Rule 419, penny stocks include all shares that have a price of less than $5 per share and are not listed on a stock exchange.

The Company’s founders will distribute a combined total of 250,000 shares of common stock to individuals selected by them (“Donees”). Each Donee will receive 500 gift shares and will be subject to the resale restrictions described in the company’s prospectus. The founders will promptly deposit all gift shares in the Rule 419 escrow upon issuance. The stock on deposit in the Rule 419 escrow will be held in trust for the sole benefit of the Donees until the shares are either released from escrow or returned to the founders in compliance with Rule 419.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

2. Public Distribution of Securities—continued

In connection with the Company’s reconfirmation offering, each Donee must approve the proposed acquisition in writing and elect to accept delivery of his gift shares. In the absence of an affirmative election by a Donee, the escrow agent will surrender the Donee’s stock certificates to the officer who made the original gift.

During the year ended December 31, 2007, the Company incurred $62,615 in costs associated with registering its common stock under the Securities Act and conducting the Distribution. During the three months ended March 31, 2008, the company incurred $4,057 in additional costs associated with the Distribution. Since the Company’s capital needs are highly uncertain, its officers have agreed to contribute sufficient additional capital to pay all costs incurred prior to the completion of the gift share distribution and ensure that the Company has a cash and working capital balance of $40,000 when they complete the gift share distribution. The founders presently anticipate a total investment of approximately $106,000 in the Company

As a result of its limited resources, the Company will, in all likelihood, have the ability to affect only a single Acquisition. Accordingly, the prospects for the Company’s success will be entirely dependent upon the future performance of a single business.

The Company is unlikely to enter into an agreement with a Target that does not have sufficient net tangible assets or operating income to satisfy the minimum listing standards of the American Stock Exchange or the Nasdaq Stock Market. Therefore management expects an Acquisition to result in a change in control. After a change in control, the owners of the Target will have the right to appoint their own officers and directors, and the Company’s current officers will have no ability to influence future business decisions.

The Company may not qualify for listing on a national securities exchange after completion of an Acquisition. In such an event, the Company’s common stock will be traded on the over-the-counter market. It is anticipated that the common stock will qualify for quotation on the OTC Bulletin Board; an inter-dealer automated quotation system for equity securities that are not included in Nasdaq. It is also anticipated that the company’s common stock will qualify for inclusion in the National Quotation Bureau “OTC Pink Sheets.” There can be no assurance that the liquidity and prices of the Company’s common stock in the secondary market will not be adversely affected.

There is no assurance that the Company will be able to affect an Acquisition. If the Company is unable to close a transaction before April 4, 2009 (18 months from the effective date of its original registration statement), Rule 419 will require that all gift share transactions be unwound and all certificates for gift shares be returned to the founders. In that event, the Donees will receive nothing.

3. Summary of Significant Accounting Policies

Basis of Presentation: The financial statements have been presented in a “development stage” format. Since inception, our primary activities have been raising of capital and obtaining financing. We have not commenced our principal revenue producing activities.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

3. Summary of Significant Accounting Policies—continued

Fiscal Year The Company’s fiscal year begins on January 1 and ends on December 31 of each year. The Company’s Statements of Operations and Cash Flow reflect all transactions that arose during the three-month periods ended March 31, 2008 and 2007, the fiscal year ended December 31, 2007, and the development period between inception (December 28, 2006) and March 31, 2008.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Organization and Start-up Costs During the period ended December 31, 2006, the Company’s founders incurred $1,000 in organization costs, which were paid by them from their personal funds and accounted for as start-up costs. In accordance with FASB Statement of Position 98-5, all organization and start-up costs were charged to expense on a current basis during the period ended December 31, 2006.

Deferred Offering Costs Deferred offering costs will be carried as an asset until the Company completes a business combination or abandons its business and liquidates. Upon the occurrence of either event, deferred offering costs will be offset against additional paid-in capital.

During the year ended December 31, 2007, the Company’s founders paid $14,000 in legal fees associated with the preparation of the Company’s registration statement. While the Company’s founders paid all such costs from their personal funds, the legal fees have been accounted for as deferred offering costs.

Target Investigation Costs Target investigation costs will be carried as an asset until the Company negotiates an acquisition or abandons its efforts to acquire a particular target.

Net Income (Loss) Per Common Share The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB No. 98”). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share (“Basic EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding.

The Company’s net income (loss) per common share has been calculated on the basis of 2,000,000 shares issued and outstanding at March 31, 2008 and December 31, 2007. There were no warrants or other stock purchase rights outstanding on either date.

Income Taxes Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income taxes are determined based on differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, and are measured based on enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance.

Stock Based Compensation Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123(R), Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

 STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

3. Summary of Significant Accounting Policies—continued

On December 28, 2006, the company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment” (“SFAS 123(R)”), which requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements.

The company adopted SFAS 123(R) using the “modified prospective” method, which results in no restatement of prior period amounts. Under this method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. In addition, compensation expense must be recognized for any unvested stock option awards outstanding as of the date of adoption on a straight-line basis over the remaining vesting period. The Company calculates the fair value of options using a Black-Scholes option pricing model. The Company does not currently have any outstanding options subject to future vesting. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, SFAS 123(R) required a modification to the Company’s calculation of the dilutive effect of stock option awards on earnings per share. For companies that adopt SFAS 123(R) using the “modified prospective” method, disclosure of pro forma information for periods prior to adoption must continue to be made.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock The Company accounts for obligations and instruments potentially to be settled in the Company’s stock in accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock.” This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Under EITF Issue No. 00-19 contracts are initially classified as equity or as either assets or liabilities, in the following situations:

Equity

•	Contracts that require physical settlement or net-share settlement; and
•
Contracts that give the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), assuming that all the criteria for equity classification have been met.

Assets or Liabilities

•	Contracts that require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the company); and
•	Contracts that give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

All contracts are initially measured at fair value and subsequently accounted for based on the current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, the Company reports changes in fair value in earnings and discloses these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

3. Summary of Significant Accounting Policies—continued

In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and additional investment rights, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The recorded value of the liability for such derivatives can fluctuate significantly based on fluctuations in the market value of the underlying common stock of the issuer of the derivative instruments, as well as in the volatility of the stock price during the term used for observation and the remaining term.

Warrant Derivative Liabilities The Company accounts for warrants issued in connection with financing arrangements in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Pursuant to EITF Issue No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as a derivative liability. The fair value of warrants classified as derivative liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings.

Recent Accounting Pronouncements

In May 2006, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2006. The Company adopted SFAS No. 154 on January 1, 2007 with no expected material effect on its financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” This Statement replaces SFAS No. 141. SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated SFAS 141(R) for the impact, if any, that it will have on its future consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

STIRLING ACQUISITION CORPORATION
(A DEVELOPMENT STAGE ENTITY)
NOTES TO FINANCIAL STATEMENTS
(Information with respect to events occurring after December 31, 2007 is unaudited)

4. Capital Stock

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common. The Company’s board of directors has the power to issue any or all of the authorized but unissued common stock without stockholder approval. The Company currently has no commitments to issue any shares of common stock; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with an acquisition. Since the company expects to issue shares of common stock in connection with an acquisition, the ultimate ownership of the gift share donees is likely to be less than 5% of the issued and outstanding common stock of the Company. It is impossible to predict whether an acquisition will ultimately result in dilution to gift share donees; however, management believes the possibility of significant dilution is very remote.

The Company’s Board of Directors is empowered, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company’s common stock. There are no shares of preferred stock issued or outstanding and the Company has no current plans to issue shares of preferred stock for any purpose.

5. Stockholders’ Equity

In connection with the incorporation of the Company, its founders paid $20,000 to purchase 2,000,000 shares of common stock at a price of $0.01 per share. Pursuant to an agreement among themselves, the Company’s founders are contractually obligated to contribute sufficient capital to pay the Company’s cumulative registration and operating costs and ensure that the Company has cash and working capital balances of at least $40,000 when the founders complete the planned gift share distribution. The company’s officers contributed $21,000 in capital during 2006 and $18,140 in additional capital during 2007. The Company presently believes its founders will be obligated to contribute a total of $106,000 to its capital.

The Company has no obligation to reimburse organization, operating and offering costs paid by its founders. In accordance with the requirements of SEC Staff Accounting Bulletin Topic 1B, all costs that are paid directly by the Company’s founders will be treated as additional capital contributions from the founders and the associated costs will be accounted for in accordance with the Company’s established accounting policies

6. Incentive Stock Plan

The Company’s 2006 Incentive Stock Plan was adopted and approved in connection with the organization of the Company. The common stock reserved for issuance under the plan will be the lesser of 750,000 shares, or 10% of the total number of shares outstanding after the closing of an acquisition.

The class of persons eligible to participate in the plan includes all full-time and part-time employees of the Company, provided that the eligible participants do not include employees who are eligible to receive awards under the terms of any employment contract or specialty plan adopted by us in the future. The plan permits the grant of a variety of incentive awards including (i) non-qualified stock options, (ii) incentive stock options, (iii) shares of restricted stock, (iv) shares of phantom stock, and (v) stock bonuses. In addition, the plan allows us to grant cash bonuses that will be payable when an employee is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

There were no stock options or other incentive awards outstanding at March 31, 2008 and no options or other awards may be granted until the Company closes an acquisition transaction.

ITEM 2.	MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Financial Condition We were incorporated in Delaware on December 28, 2006. Our founders purchased 2 million shares of our common stock for $20,000, or $0.01 per share. Concurrently, founders agreed in writing to contribute sufficient capital to pay our cumulative registration and operating costs and ensure that we have cash and working capital balances of at least $40,000 after completion of the gift share distribution.

During the year ended December 31, 2006, we incurred $1,000 in organization costs, which were paid by one of our founders and accounted for as an additional capital contribution. During the year ended December 31, 2007 our efforts were focused on drafting our registration statement and planning our future activities. We incurred $3,777 in operating expenses during the year ended December 31, 2007. We incurred $7,445 in operating expenses during the three months ended March 31, 2008, consisting principally of costs associated with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2007.

From inception to date, we have incurred approximately $66,690 in costs to register our securities and conduct the gift share distribution. The only line item that represented more than 10% of our cumulative offering costs was $60,307 in legal fees. During the year ended December 31, 2007, our founders contributed $18,140 in additional capital to our company. Upon completion of the gift share distribution, our founders will be required to contribute approximately $80,000 in additional capital in order to bring our cash and working capital balances up to $40,000, which we believe will be sufficient for our planned activities.

We have no obligation to reimburse any organization, operating and registration costs paid by our founders. In accordance with the requirements of SEC Staff Accounting Bulletin Topic 1B, all costs that are paid directly by our founders will be treated as additional capital contributions from the founders and the associated costs will be accounted for in accordance with our established accounting policies.

Plan of Operations After the capital contributions that our founders are required to make upon completion of the gift share distribution, we will have $40,000 in cash and working capital. We will use our available cash resources to pay the costs of operating our company, investigating potential targets, negotiating an acquisition and preparing a post-effective amendment to our registration statement. We will not pay any cash compensation to our officers, but we will reimburse any out-of-pocket costs they incur on our behalf.

We intend to request a reasonable due diligence fee before we begin a detailed investigation into the affairs of a potential target. We will also request that the target pay the legal and accounting fees and other costs associated with the preparation of a post-effective amendment to our registration statement. There can be no assurance that a potential target will be willing to pay the out-of-pocket costs we expect to incur in connection with our due diligence investigations and future SEC filings.

Rule 419 will require us to unwind gift share distribution if we fail to identify a target, negotiate an acquisition, complete our reconfirmation offering and close the acquisition transaction before April 4, 2009. We believe our available cash resources will be adequate for our expected needs. Nevertheless, we may run out of money if our investigation of a potential target requires significant technical expertise, or we spend substantial funds investigating a potential target and then determine that the potential target is not suitable.

The SEC’s integration and general solicitation doctrines will preclude future private placement transactions until we complete our reconfirmation offering and close an acquisition. Therefore, we will be unable to obtain funds by selling additional securities. We have the corporate power to borrow money, but under our circumstances credit is not likely to be available. Our founders may, but have no duty or obligation to loan our company money. If we spend our available cash and cannot obtain additional financing, we will be forced to abandon our business plan. In that event, donees will have no interest in our company and our founders will incur substantial losses.

Contractual Obligations We have no long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Off-balance Sheet Arrangements We have no off-balance sheet arrangements.

ITEM 3	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Substantially all of our financial assets consist of bank deposits and we own no portfolio investments that would expose our Company to the type of risks described in Item 304 of Regulation S-K.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by our Annual Report on Form 10-K for the year ended December 31, 2007, management performed, with the participation of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the report we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s forms, and that such information is accumulated and communicated to our management including our Chief Executive Officer and our Chief Financial Officer, to allow timely decisions regarding required disclosures. Based on the evaluation our Chief Executive Officer and our Chief Financial Officer concluded that, as of March 31, 2008, our disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has conducted, with the participation of our Chief Executive Officer and our Chief Financial Officer, an assessment, including testing of the effectiveness, of our internal control over financial reporting as of March 31, 2008. Management’s assessment of internal control over financial reporting was conducted using the criteria in Internal Control over Financial Reporting - Guidance for Smaller Public Companies issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on the evaluation our Chief Executive Officer and our Chief Financial Officer concluded that, as of March 31, 2008, our internal control over financial reporting was effective.

This quarterly report does not include an attestation report of the company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the company's registered public accounting firm pursuant to temporary rules of the Commission that permit the company to provide only management's report in this quarterly report.

PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

NONE

ITEM 1A —	RISK FACTORS

Readers of this report on Form 10-Q should consider carefully the following risk factors in evaluating our company and its prospects. Any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently believe are immaterial, could harm our business, financial condition and operating results, and could result in the liquidation of our company.

Even if we negotiate and close a business combination, an active, sustained and stable public market for our shares may never develop.

Sally A. Fonner, our president, has previously served as an officer and director of several shell companies that effected acquisition transactions with private companies. Following each of these transactions, the post-acquisition company’s shares have only qualified for quotation on the OTC Bulletin Board, the markets have not been active, liquid or sustained and the market prices have been volatile. Even if we close an acquisition, an active, liquid, stable and sustained public market for our shares may never develop.

Our officers have previously registered two similar Rule 419 transactions that were not successful.

Transactions under Rule 419 are considerably more complex than transactions where a shell company that is not subject to Rule 419 acquires the assets or stock of an operating company. Our officers have previously registered two Rule 419 offerings that were not successful. Our officers’ experience in transactions involving shell companies that were not subject to Rule 419 may not be a fair indicator of their ability to complete a transaction that is subject to the requirements of Rule 419. There can be no assurance that we will identify a suitable target or negotiate and close an acquisition.

We will compete with a variety of SPACs, public shells and other entities that have a business plan similar to ours and it may be more difficult for us to do so.

The term “shell company” is broad enough to include SPACs that conduct IPOs for the purpose of raising a large capital pool that can be used to purchase assets or companies; unsuccessful public companies have no substantial assets; companies that have voluntarily registered their shares under the Exchange Act; blank check companies like ours; and other acquisition-oriented companies that are not registered with the SEC. We will compete with a variety of entities that have business plans similar to ours, including SPACs, which have the substantial financial resources that our company lacks and may be able to offer owners of targets immediate liquidity or provide specialized executive management expertise to targets. Because of the intense competition among shell companies, there is no assurance that we will be able to compete effectively, or negotiate, document and close a transaction before April 4, 2009. If we cannot negotiate and close a timely acquisition, our founders will unwind the gift share distribution and we will withdraw our registration statement. In that event, you will have no interest in our company.

Our business potential depends upon our ability to conduct adequate due diligence investigations and our limited financial resources or time pressures may increase the risk that we will truncate our due diligence or lower our target selection standards.

We do not intend to enter into an acquisition without performing an adequate due diligence investigation of our target. Since we do not have sufficient financial resources to conduct a thorough legal, business and accounting investigation, we plan to ask potential targets to pay our reasonable due diligence costs. If potential targets are not willing to pay our due diligence costs, we may be forced to limit our due diligence investigations to simple inquiries that can be paid for with our limited financial resources. If we cannot investigate a target, negotiate an acquisition, comply with the requirements of Rule 419 and close a transaction by April 4, 2009, our founders will suffer substantial losses. Financial constraints or time pressures will increase the risk that we will truncate our due diligence or lower our target selection standards. If we select an unsuitable target, the post-acquisition company may not be successful.

Stockholders will not be able to sell gift shares until we complete an acquisition.

All gift shares will be deposited in the Rule 419 escrow and held in trust until we negotiate an acquisition, comply with the requirements of Rule 419 and close the transaction. Stockholders will not be able to sell or transfer any gift shares until we have closed an acquisition and our stock certificates are released from the Rule 419 escrow.

Donees will be required to retain 100 shares for up to six months after we close an acquisition.

Donees and transferees will be required to retain 100 shares for a period of six months following the closing of an acquisition unless our shares are listed on a national securities exchange at an earlier date. A simple quotation on the OTC Bulletin Board will not satisfy this requirement. When our shares are released from escrow, each donee and transferee will receive two certificates; a certificate for 100 shares that will be imprinted with a restrictive legend and a second certificate for the remaining shares that will not be subject to any transfer restrictions. If and when our shares are listed on a national securities exchange, all restrictions on transfer will terminate.

We will not be able to sell additional securities until we complete an acquisition.

We will not be able to sell additional securities until we complete an acquisition. If we spend our available cash before we close a transaction, we may abandon our business and withdraw our registration statement.

Our founders expect the gift share distribution to significantly increase the value of their remaining shares, which means they will indirectly benefit from their gifts.

Upon completion of the gift share distribution we will be a publicly held blank check company that has over 500 round lot shareholders. Our founders believe this status will make our company attractive to potential targets and significantly increase the value of their remaining shares. If we successfully implement our business plan, our founders expect to realize substantial gains from the sale of 1,250,000 founders’ shares that have been included in our registration statement. They also expect to benefit from the eventual sale of 500,000 shares they will retain for investment. Therefore, our founders will indirectly benefit from their gifts.

Our reconfirmation offering will be a “take it or leave it” proposition.

We must conduct our reconfirmation offering when we negotiate an acquisition where the fair value of the target exceeds $1,168,000. If we negotiate an acquisition and file a post-effective amendment and our stockholders reject the terms of our reconfirmation offering, our founders will unwind the gift share distribution and we will withdraw our registration statement. Rule 419 only requires that our prospectus disclose the reconfirmation threshold negotiated by our company and a target. In the event that the threshold is not met and the gift share distribution is unwound, the donees will have no interest in our company. Therefore, our reconfirmation offering will be a “take it or leave it” proposition and your individual decision to accept the reconfirmation offering may be overruled by other donees who reject the reconfirmation offering or fail to respond.

We do not intend to comply with the corporate governance standards that apply to exchange listed issuers before we complete an acquisition.

Upon completion of the gift share distribution, our officers will own 87.5% of our voting stock and have both the executive power and voting control to approve all corporate actions without your consent. We do not have any independent directors or an audit committee to review related party transactions. We do not intend to comply with the corporate governance standards that apply to exchange listed issuers before we complete an acquisition and there can be no assurance that the post-acquisition company will fully comply with such standards after an acquisition.

The personal pecuniary interests of our executive officers may conflict with the interests of donees.

Our registration statement includes 1,250,000 shares that our founders may resell to the owners of a target and other third parties who are involved in an acquisition. Each of our founders is an officer of our company. While our founders cannot resell founders’ shares at a price that represents a premium to the book value per share we receive in exchange for acquisition shares, it is likely that an acquisition and the related sale of founders’ shares will result in the transfer of property to our company and the payment of cash to our founders. Under those circumstances, the personal pecuniary interests of our founders may conflict with the interests of donees.

All our officers are engaged in other business activities and will face conflicts of interest in allocating their time among their various business affairs.

Our officers are not required to devote any specific amount of time to our business. Each of our officers is actively involved in other business activities and they will all face conflicts in allocating their time among their various business interests. Such conflicts may delay or prevent us from effecting an acquisition. In connection with a prior unsuccessful Rule 419 distribution, our officers resolved conflicting time demands by giving their other affairs priority. They would likely make the same choices today if they were faced with a similar factual scenario.

If we lose the services of our chief financial officer, we may be unable to pay the fees of other professionals.

John Petersen has agreed to serve as our chief financial officer, represent us in connection with an acquisition and assist in the preparation of the required post-effective amendment to our registration statement. Mr. Petersen will not receive any compensation from us in connection with these services, though he will have an interest in our success due to his share ownership. If Mr. Petersen is unavailable because of conflicting client demands or otherwise fails to provide needed services, we may be unable to retain other professionals to perform the work because we do not have sufficient resources to pay substantial professional fees.

We expect an acquisition to result in a change in control and our officers will not have any power to influence future decisions of the post-acquisition company.

We will issue up to 13,000,000 shares to acquire a target, and our founders may sell up to 1,250,000 founders’ shares in connection with an acquisition. Therefore we expect an acquisition to result in a change in control. After a change in control, the owners of the target will have the right to appoint their own management team and our current officers will not be able to influence future decisions. There is no assurance that we will be able to negotiate appropriate agreements relating to corporate governance, exchange listing, after-market support and similar matters in connection with an acquisition. There is no assurance that any terms we negotiate will be effective. If successor management does not implement appropriate corporate governance practices and devote sufficient resources to listing the post-acquisition company’s shares on a national securities exchange and developing and promoting a public market, you may be unable to sell our shares at any price.

We have registered the bulk of our outstanding shares and all of the shares we plan to issue, which may depress any eventual market price of our shares.

We have registered the bulk of our outstanding shares and all of the shares we plan to issue. If we are able to close an acquisition, the substantial bulk of the shares held by donees, transferees and stockholders of the target who are not affiliates of the post-acquisition company will be eligible for resale. If a substantial number of shares are offered for sale at the same time, the market price is likely to decline and the decline may be permanent.

Our regulatory status may make an acquisition more complex and expensive.

Our entire public distribution has been registered on Form S-1, and the decision to use that form may make future compliance with the disclosure and reconfirmation requirements of Rule 419 more difficult. All of our future SEC filings must comply with the requirements of Regulations S-K and S-X, which can be more complex than their counterparts under Regulation S-B, which is available to smaller reporting companies. Therefore, the owners of a desirable target may decide that cost of regulatory compliance will make our company less desirable than a competing public shell.

There has never been a public market for our shares and such a market may never develop.

No market makers have expressed any interest in our company, and we do not intend to engage in discussions with potential market makers until we have negotiated an acquisition. There has never been a public market for our shares, and a market for the shares of the post-acquisition company may never develop. If an active public market does not develop, you may be unable to resell your shares at any price.

After completion of an acquisition, our shares may be subject to the SEC’s penny stock regulations, which would discourage brokers from effecting transactions in those shares.

SEC rule 3a51-1 defines a “penny stock” as any equity security that is not listed on a national securities exchange and has a bid price of less than $5 per share. Even if we complete an acquisition, there is no assurance that the penny stock rules will not apply to our shares. Before effecting an open market transaction that is subject to the penny stock rules, a broker-dealer must determine that the purchaser is a suitable investor; deliver certain disclosure materials to the purchaser and receive the purchaser’s written approval. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from buying penny stocks. Restrictions on the ability of broker-dealers to recommend our stock could make it more difficult for our stockholders to sell their shares, may decrease liquidity, adversely affect prevailing prices and make it difficult or impossible for you to use our shares as collateral.

Additional Risks for Owners of Potential Targets

A transaction with our company may not be less expensive than an IPO.

We do not have any substantial financial resources or meaningful access to additional financing. Our plan of operations assumes that our target will ultimately pay the costs and expenses of the lawyers and other professionals we retain to represent us in connection with an acquisition. We also believe targets will expend substantial sums for:

•	Our reasonable due diligence costs and expenses;
•	The fees of their lawyers and accountants who will bear primary responsibility for preparing the information that must be included in our post-effective amendment and the related prospectus;
•	The costs of preparing any additional registrations and applications necessary to facilitate the closing of an acquisition, comply with state law or facilitate the development of a trading market; and
•	The costs of preparing, filing and distributing regular reports under the Exchange Act, together with the specific reports required by Rule 419.

Accordingly, a transaction with our company may not be less expensive than an IPO. We believe that an IPO is usually a better alternative than a transaction with a public shell. If you have the ability to conduct an IPO, we encourage you to do so. If you are not in a position to conduct an IPO and you still want to be a public reporting company, you should be aware that the process of effecting a transaction with a public shell is difficult, expensive and subject to numerous substantial risks that will make it very difficult to develop an active, liquid, stable and sustained trading market for the post-acquisition company’s shares.

You should not consider a transaction with our company if you need additional capital or will require additional capital within 12 to 18 months.

A transaction with our company will not give you immediate access to the capital markets. You should not consider a transaction with our company if you need additional capital or expect to need additional capital within 12 to 18 months. Until the post-acquisition company has been active for a sufficient period of time to demonstrate credible operating performance, it will be very difficult, if not impossible, for the post-acquisition company to raise additional capital. You cannot assume that additional capital will ever be available.

If you enter into a transaction with our company, you will be subject to substantial restrictions and limitations under applicable SEC rules for a significant period of time.

The SEC has promulgated a series of special rules for private companies that enter into transactions with shell companies like ours that have no significant assets. If you enter into a transaction with our company, those rules will limit your ability to engage in certain activities and enjoy certain privileges for a significant period of time. For example, our company will be unable to register stock on Form S-8, which is typically used to register the offering and sale of shares pursuant to employee option plans, until 60 days after the closing of an acquisition. We will also be an “ineligible issuer” under the Securities Act for a period of three years after the closing of an acquisition, which means that we will not be able to use certain streamlined registration procedures, including those that permit the use of free writing prospectuses, permit incorporation by reference from other SEC filings, define safe harbors from “gun-jumping” rules and provide other benefits to “well-known seasoned issuers.”

You should expect increased regulatory scrutiny and a high degree of skepticism from the financial community if you enter into a transaction with our company.

Blank check companies have been used as vehicles for fraud and manipulation in the penny stock market. Therefore, you should expect more regulatory scrutiny at the Federal and state level than you might otherwise encounter if you simply filed a registration statement for an IPO. Moreover, the financial community views shell transactions with a high degree of skepticism until the post-acquisition company has been active for a sufficient period of time to demonstrate credible operating performance. Increased regulatory scrutiny may increase your compliance costs and market skepticism may make it more difficult to establish and maintain an active, liquid, stable and sustained trading market for the post-acquisition company’s shares.

You should not consider a transaction with our company if you are seeking short-term investment liquidity for corporate insiders.

While the acquisition and founders’ shares have been registered under the Securities Act, all shares held by persons who are affiliates of the post-acquisition company will be classified as “restricted securities” that were issued on the closing date of the acquisition. These shares will not be eligible for resale for a period of one year from the closing date unless the resale is registered under the Securities Act. Even after one year, shares held by affiliates will be subject to volume and manner of sale restrictions unless they are separately registered. You should not consider a transaction with our company if you are seeking short-term investment liquidity for corporate insiders.

Our shares will not automatically qualify for an immediate listing on a national securities exchange, and unless successor management implements appropriate corporate governance practices, our shares may never qualify for such a listing.

Even if our company completes an acquisition that satisfies the public float, operating history, stockholders’ equity, net income and market capitalization standards for a national securities exchange, we must also comply with the applicable distribution, minimum price and corporate governance standards. Accordingly, our shares may have to begin trading on the OTC Bulletin Board or the Pink Sheets, and wait to apply for a national securities exchange listing until all of the applicable listing standards have been satisfied. There can be no assurances that our shares will ever qualify for listing on a national securities exchange.

The holders of gift shares are likely to be “sellers” and the availability of large quantities of gift shares may impede the development of a trading market or increase market volatility.

Gift share donees will have no money at risk in our company. If you enter into a transaction with us, donees are likely to be willing to sell gift shares at a price that is significantly less than the minimum price required for a national securities exchange listing. Therefore, the market may have to absorb a substantial number of outstanding gift shares before the prevailing market price stabilizes.

If the post-acquisition company is successful, there may not be enough shares available.

Our capital structure has been designed to facilitate the development of an orderly trading market. However, if the post-acquisition company is successful, the relatively small number of freely transferable shares may make it difficult to satisfy market demand. Our existing stockholders can be expected to maximize their personal benefit, and if substantial quantities of gift shares are withheld from the market, the resulting supply and demand imbalances could drive the market price of our shares to unsustainable levels.

Successor management will need to devote substantial time, effort and expense to developing and maintaining an active trading market.

Once an acquisition is completed, our founders do not plan to be actively involved in the post-acquisition company’s affairs. Our founders do not intend to participate in future fundraising activities, offer unsolicited advice on future management decisions, assist in the promotion of the post-acquisition company’s stock or exercise any other control or influence over the activities of successor management. Therefore, successor management will need to devote substantial time, effort and expense to developing and maintaining an active trading market. If successor management fails to devote adequate time and resources to that effort, any market that does develop is likely to be short-lived and volatile. If an active and liquid trading market does not develop, the market price for the post-acquisition company’s shares will decline and those price declines are likely to be permanent.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

NONE

ITEM 3.	DEFAULTS ON SENIOR SECURITIES

NONE

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

NONE

ITEM 5.	OTHER INFORMATION

Our registration statement was declared effective on October 5, 2007 and our founders promptly commenced the gift share distribution described in our prospectus. Concurrently our officers commenced their search for acquisition targets. The following table identifies each founder who intends to distribute gift shares to Donees in compliance with our prospectus and summarizes the progress of the gift share distribution as of March 31, 2008.

	Gift Shares to	Gift Shares Accepted	Number of
Name	be distributed	at November 13, 2007	Donees
John L. Petersen	62,500	61,000	122
Rachel A. Fefer	62,500	61,500	123
Sally Fonner	62,500	23,500	47
Mark Dolan	62,500	20,500	41
Total	250,000	166,500	333

Between the effective date of our registration statement and the date of this report, our officers have engaged in preliminary discussions with representatives of several potential targets and commenced the process of exchanging information. None of these discussions have progressed to a point where an acquisition is probable.